                                                                   Exhibit 10.10

                          LEASE TERMINATION AGREEMENT

         THIS LEASE TERMINATION AGREEMENT ("Agreement") is made and entered into between CCP-CPN One, Ltd., as successor to CPN One, Ltd. ("Landlord") and Celltech Cellular Information Systems, which was merged into CTI Billing Solutions, Inc. (formerly CTI Group (Holding) Inc.) ("Tenant") on February 12, 2001.

                              W I T N E S S E T H

         WHEREAS, pursuant to that certain Office Building Lease ("Existing Lease") dated November 1, 1994 and any all subsequent amendments and consents between Landlord and Tenant, Tenant leased space the "Leased Premises") identified as suite 200 containing approximately 18,005 square feet of Rentable area in the Commerce Park North Office Center (the "Building"), 15425 North Freeway, Houston, Texas;

         WHEREAS, Landlord and Tenant have reached agreement as to the terms and conditions under which the Existing Lease shall terminate;

         NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiancy of which are hereby acknowledge, Landlord and Tenant covenant and agree as follows:

         1. Capitalized terms used in this Agreement and not defined herein shall have the same definitions and meanings as ascribed such terms in the Existing Lease.

         2. Subject to Tenant's timely fulfillment of the conditions to the termination and cancelation of the Existing Lease as set forth herein below the Lease shall terminate as of and on January 31, 2002 (the "Termination Date"). Landlord, on behalf of itself and its transferees, sucessors and assigns, releases and discharges Tenant, together with Tenant's employees, agents, officers, directors, predecessors successors, its transferees, successors and assigns, from any claim or obligation, remedy whatsoever as provided for under the Existing Lease agreements which includes and is not limited to the payment of Base Rent, Operating Costs, percentage rent or additional rent or any other charge or sum now or hereafter payable by Tenant under the Existing Lease or for the performance of any obligation on the part of the Tenant to be performed under the Existing Lease, or any other matter involving, arising out of, or related to the Existing Lease to the Leased Premises. Effective on the Termination Date, on behalf of itself and its successors and assigns, Tenant hereby releases and discharges Landlord, and Landlord hereby releases and discharges Tenant, its transferees, successors and assigns, from any claim whatsoever for the performance of any obligation on the part of either party to be performed under the Existing Lease or any other matter involving, arising out of, or related to the Existing Lease or the Leased Premises. In any action against the parties hereto brought by and independent third party alleging negligence occurring prior to the Termination Date, the provisions of the Agreement shall not be construed to release or waive any claim for contribution or indemnification which Landlord or Tenant may have against the other under the existing Lease. The foregoing is not intended to release the parties of their obligations, agreements and representations in the Agreement.

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         3.  The conditions to be fulfilled by Tenant for termination of the
             Existing Lease are as follows:

             Tenant shall pay a lease termination fee ("Termination Fee") in cash equal to the sum of $400,000.00, as follows:

               (i) Tenant shall make payment of $400,000.00 by wire transfer to:

                         CCP-CPN One, Ltd Reserve
                         Comorica Bank
                         Acct #1880777709
                         Routing #111 000 753

                   on or before the end of business January 31, 2003.

         4. By its execution of this Agreement, Landlord agrees to accept the Leased Premises in the condition existing on the date hereof, with the condition of the Leased Premises on the Termination date to be substantially the same as the condition currently existing, reasonable wear and tear and damage from insured casualty expected. Effective as of the Termination Date, Tenant shall be deemed to have relinquished unto Landlord all right, title and interest in and to the Leased Premises, plus all leasehold improvements, fixtures, permanently affixed equipment, and all building systems incorporated into the building structure. Tenant shall be obligated, and given access to, prior to February 28, 2003, to remove all moveable furniture and furnishings from the Leased Premises and tender the same to Landlord on the Termination Date vacant and in "broom-clean" condition. Tenant's Security Deposit of $5,177.25 will within five days be returned to the Tenant by the Landlord upon the earlier of (a) the date the Tenant completely vacates the Leased Premises or (b) February 28, 2003. If Tenant does not vacate the Leased Premises by February 28, 2003, Landlord may retain the Security Deposit.

         5. Landlord and Tenant warrant and represent to each other that no party is entitled to be paid a fee or commission in connection with the termination of the Existing Lease or the execution and performance of this Agreement except as otherwise agreed upon in a separate agreement dated October 24, 2002 between Tenant and Axis Property Advisors. Each of Landlord and Tenant shall indemnify and hold harmless the other from and against any claim, demand of liability asserted for any finder's fees, commission or other similar compensation alleged to be due in connection with either the termination of the Existing Lease or the execution or performance of this Agreement.

         6. All provisions contained in this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of Landlord and Tenant.

         7. The provisions of this Agreement shall be governed by and interpreted under the laws of the State of Texas. The recitals to this Agreement are hereby incorporated in this Agreement. This Agreement is the product of negotiation and the parties agree that it shall be interpreted in accordance with its fair and apparent meaning and nor for or against either party.

         8. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereto and all prior negotiations or agreements, whether oral or written, are superceded and merged herein. This agreement may not be altered or amended except by writing duly authorized and executed by the party against whom enforcement is sought.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple counterparts as of the 31 day of January 2003.


                                   LANDLORD; CCP-CPN One, Ltd.
                          Capital Commercial Partners, LLC General Partner



                                   By: /s/ Rob Evans
                                       --------------------------
                                   Name: Rob Evans
                                         ------------------------
                                   Title: V.P. of Operations
                                          -----------------------


                                   TENANT: CTI Billing Solutions, Inc.



                                   By: /s/ Fred Hanuschek
                                       --------------------------
                                   Name: Fred Hanuschek
                                   Title: Chief Financial Officer